Exhibit 10.3

[Date]

Gregory T. Delory

Helio Corporation

2448 Sixth Street

Berkeley, CA 94710

Re: Employment Agreement

Dear Greg:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive” or “you”) and Helio Corporation (the “Company”), a Florida corporation, sets forth the terms and conditions that shall govern Executive’s employment (referred to hereinafter as “Employment” or the “Employment Period”) with the Company and shall be effective as of the date of an initial public offering of the Company (the “Effective Date”).

1. Employment by the Company

(a) Position. You will serve as the Company’s Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”). During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. It is anticipated that such business of the Company will include your providing services to entities that are affiliated with the Company, without further or additional compensation or benefits other than as set forth in this Agreement.

(b) Duties and Location. You will perform those duties and responsibilities as are customary for the position of a CEO and as may be directed by the Board. You will work out of the Company’s offices or remotely as required. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. Subject to the Good Reason and other provisions contained herein, the Company may modify your job title, work location and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Base Salary and Benefits

(a) Base Salary. You will be paid a base salary (the “Base Salary”) at the annual rate of $295,360 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle.

(b) Annual Bonus. You will be eligible for an annual discretionary performance bonus with a target amount of up to fifty percent (50%) of your Base Salary, less payroll deductions and withholdings. The amount of this bonus will be determined in the sole discretion of the Company based upon achievement of target objectives as established by the Board or a committee of the Board (the “Compensation Committee”) in its sole discretion. The Company will pay you this bonus, if any, at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Company Board’s certification of achievement of applicable performance targets) and no later than March 15th of the following calendar year. The bonus is not earned until paid, is subject to your continuous employment with the Company through the payment date, and no pro-rated amount will be paid if your employment terminates for any reason prior to the bonus payment date.

(c) Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. The Company may change your compensation and benefits from time to time in its discretion.

3. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4. Equity Awards. Executive may be eligible for Restricted Stock Unit Awards under an equity incentive plan adopted by the Board and approved by the stockholders of the Company entitled to vote thereon (the “Equity Plan”). The amount of any equity award will be determined in the sole discretion of the Company based upon criteria established by the Board or a committee of the Board (the “Compensation Committee”) in its sole discretion according to the terms of the Equity Plan.

5. Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Company’s Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

6. Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7. At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause (as defined herein) or advance notice.

8. Severance in the Event of Qualifying Termination Absent a Change of Control. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then in addition the Accrued Obligations (defined below), and subject to Sections 10 (“Clawback and Recovery”), 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Cash Severance. The Company will pay you, as cash severance, an amount equal to twenty-four (24) months of your base salary in effect as of your Separation from Service date (ignoring any reductions that may give rise to Good Reason), less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b) Bonus Severance. The Company will pay you an additional cash severance payment in an amount equal to two times (2x) the amount of your target annual bonus pursuant to Section 2(b) of this Agreement for the calendar year in which your employment is terminated, less applicable deductions and withholdings (the “Bonus Severance”). The Bonus Severance will be paid in a lump sum within sixty (60) days following the Separation from Service date.

(c) COBRA Severance. The Company will pay to you a fully taxable cash payment equal to the amount of your COBRA premiums you would have to pay to continue your health care coverage in effect at the at the time of your Separation from Service for a maximum of twenty-four (24) months following the Separation from Service date (such amount, the “Special Cash Payment”). You may, but are not obligated to, use such Special Cash Payment towards the cost of your own health insurance coverage.

(d) Accelerated Vesting. The Company shall accelerate vesting (the “Accelerated Vesting”) of the number of then-unvested shares subject to any time-based equity awards previously granted to you by the Company (excluding for the avoidance of doubt the Founder Grants) that would have vested had your employment continued for an additional twenty-four (24) months after the Separation from Service date, such that those number of shares shall be deemed immediately vested and exercisable as of your Separation from Service date.

9. Severance in the Event of Qualifying Termination in Connection with a Change of Control. In the event of a Qualifying Termination that occurs within three (3) months prior to or within eighteen (18) months following the closing of a Change of Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then in addition the Accrued Obligations, and subject to Sections 10 (“Clawback and Recovery”), 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company shall provide you with the Severance Benefits set forth in Section 8 above, provided, however, that (a) the Severance will be paid in a lump sum within sixty (60) days following the Separation from Service Date rather than in installments, and (b) the Accelerated Vesting shall apply to any then-unvested shares of any equity awards previously granted to you by the Company such that one hundred percent (100%) of the time-based portion of any such equity awards (excluding, for the avoidance of doubt, the Founder Grants) shall be deemed satisfied as of your Separation from Service date.

10. Clawback and Recovery. Any and all Severance Benefits and Accelerated Vesting provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

11. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive (i) all accrued but unpaid base salary through the date of your employment termination, (ii) any unpaid or unreimbursed expenses, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained in therein (collectively, the “Accrued Obligations”). Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting.

12. Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance Benefits or Accelerated Vesting, you shall execute and deliver to the Company an effective release of claims in favor of the Company.

13. Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance Benefits or Accelerated Vesting (if applicable), within fifteen (15) days after your Separation from Service Date (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date (or earlier if requested by the Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Severance Benefits or Accelerated Vesting.

14. Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. The Company is aware that you are engaged in those outside activities listed in Exhibit C and consents to your continued participation in such activities, so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company.

15. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” for termination will exist if your employment is terminated for any of the following reasons: (i) any material breach by you of any material written agreement between you and the Company and your failure to cure such condition (if curable) within thirty (30) days after receiving written notice thereof; (ii) any failure by you to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) your willful failure to follow reasonable and lawful instructions from the Board and your failure to cure such condition (if curable) within thirty (30) days after receiving written notice thereof; (iv) your conviction of (including a plea of guilty or nolo contendere) to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (v) your commission of or participation in an act of fraud; (vi) your misconduct that results in material damage to the Company’s business, property or reputation; or (vii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of his relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of your death or disability.

(b) “Good Reason” will exist if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your base salary (unless pursuant to a salary reduction program applicable generally to your similarly situated employees not to exceed ten percent (10%)); (ii) a material reduction in your title or duties (including responsibilities and/or authorities); or (iii) relocation of your principal place of employment by more than thirty-five (35) miles. In order to resign for Good Reason, you must provide written notice to the Company’s Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than thirty (30) days after the expiration of the cure period.

(c) “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

Notwithstanding the foregoing, the term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and any definition of Change of Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Equity Incentives subject to such agreement (it being understood, however, that if no definition of Change of Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

16. Compliance with Section 409A. It is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect and the treasury regulations and guidance promulgated thereunder, collectively, “Section 409A”), including under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance or Accelerated Vesting constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. The payments and benefits provided hereunder are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

17. Section 280G; Parachute Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the of in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of Florida or Federal law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19. Miscellaneous. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before _______, 2025 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

____________, Director

Reviewed, Understood, and Accepted:

___________________________________________________

Gregory T. Delory, Chief Executive Officer, Helio Corporation

Exhibit A: Confidentiality Agreement

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement is entered into as of _______________, by the undersigned individual (“I” or “me”) and Helio Corporation (together with the affiliates of Helio Corporation, the “Company”), a Florida corporation, and is effective as of the first day of my service relationship with the Company as an independent contractor or employee or both (“Service Relationship”), which is the __ day of _______, ____ (the “Effective Date”). In consideration of (i) my Service Relationship with the Company, (ii) the Company disclosing proprietary information to me and (iii) the compensation and other consideration now and hereafter paid or provided to me, including, without limitation, equity, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my Service Relationship and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information and/or disparages the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement is intended to prohibit me from discussing with other employees, or with third parties who are not competitors of the Company, my wages, hours, and other terms and conditions of my Service Relationship.

1.2 Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information owned by the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use (x) information that is generally known in the trade or industry and that is not gained as result of a breach of this Agreement and (y) my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Service Relationship and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my Service Relationship by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own and that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, trademark, copyright, mask work and other intellectual property rights throughout the world.

2.2 Previous Inventions. Inventions, if any, patented or unpatented, that I made prior to the commencement of my Service Relationship with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my Service Relationship with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Inventions”). If disclosure of any such Previous Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Previous Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason (a space is provided on Exhibit A for such purpose). If no such disclosure (or cursory name for a Previous Invention in accordance with the preceding sentence) is attached, I represent that there are no Previous Inventions. If, in the course of my Service Relationship with the Company, I incorporate a Previous Invention into a Company product, process or machine, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Previous Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Previous Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my Service Relationship with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement will not be deemed to require assignment of any Nonassignable Invention. For purposes of this Agreement, a “Nonassignable Invention” is an invention (a) for which a specifically applicable state law, regulation, rule, or public policy prohibits the assignment by me to an employer or (b) that (i) is developed entirely on my own time, (ii) is developed without using the Company’s equipment, supplies, facilities, or trade secrets and (iii) is neither related to the Company’s actual or anticipated business, research or development, nor resulted or was derived from work performed by me directly or indirectly for the Company.

2.5 Obligation to Keep Company Informed. During the period of my Service Relationship and for six (6) months after termination of my Service Relationship with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of Service Relationship. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify as Nonassignable Inventions; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection as a Nonassignable Invention. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Service Relationship and that are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my Service Relationship, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

3. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file only those documents and to do those other lawfully permitted acts reasonably necessary to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my Service Relationship at the Company, which records will be available to and remain the sole property of the Company at all times.

5. ADDITIONAL ACTIVITIES. I agree that during the period of my Service Relationship by the Company I will not, without the Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with, my Service Relationship by the Company. I agree further that for the period of my Service Relationship by the Company and for one (l) year after the date of termination of my Service Relationship by the Company I will not, either directly or indirectly through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company.

6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my Service Relationship by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. RETURN OF COMPANY MATERIALS. When I leave the Service Relationship of the Company, I will immediately deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

8. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9. NOTICES. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

10. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the Service Relationship of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11. GENERAL PROVISIONS.

11.1 Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement may not be construed against any party by reason of the drafting or preparation hereof.

11.2 Engagement. I agree and understand that nothing in this Agreement will confer any right with respect to continuation of Service Relationship by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my Service Relationship at any time, with or without cause.

11.3 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

11.4 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Florida. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Orange County, Florida, for any lawsuit filed there against me by Company arising from or related to this Agreement.

11.5 Open Source Software. If I intend to use or incorporate into any Company software or otherwise deliver to the Company any open source software, as that term is defined by the Open Source Initiative, then I will first disclose such open source software, and the open source software license (including version number of such license), to the Company.

11.6 Reporting. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the employer’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.

11.7 Severability. In case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

11.8 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

11.9 Survival. The provisions of this Agreement will survive the termination of my Service Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.10 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

[Signature Page Follows]

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ALL OF ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

(Signature)

(Printed Name)

Accepted and Agreed to:

Helio Corporation

By: ___________________________________
Title: __________________________________
Address: ______________________________
________________________________
________________________________

Exhibit A

PREVIOUS INVENTIONS

TO:	Helio Corporation

FROM:

DATE:

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all Inventions relevant to the subject matter of my Service Relationship with Company that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my Service Relationship with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Inventions”):

☐ No inventions or improvements.

☐ See below:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.